UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2010

National American University Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-52919	83-0479936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16, Suite 200 Rapid City, SD	57701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (605) 721-5220

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Today, National American University Holdings, Inc. (the “Company”) announced that it has received a request for information from the U.S. Senate Committee on Health, Education, Labor and Pensions relating to the Committee’s ongoing hearings relating to for–profit colleges receiving Title IV student financial aid.

It is the Company’s understanding, based on communication from Senator Harkin, chairman of the Committee, this request was extended to 30 proprietary educational institutions.

The request seeks information to more accurately understand how the Company uses Federal resources, including how it recruits and enrolls students, sets program price or tuition, determines financial aid including private or institutional loans, tracks attendance, handles withdrawal of students and return of Title IV dollars and manages compliance with the requirement that no more than 90% of revenues come from Title IV dollars. The request also seeks an understanding of the number of students who complete or graduate from programs offered by the Company, how many of those students find new work in their educational area, the debt levels of students enrolling and completing programs and how the Company tracks and manages the number of students who risk default within the cohort default rate window.

In furtherance of this, the Committee has requested that the Company provide information about a broad spectrum of the Company’s business, including detailed information relating to financial results, management, operations, personnel, recruiting, enrollment, graduation, student withdrawals, receipt of Title IV funds, institutional accreditation, regulatory compliance and other matters. The Company intends to cooperate with the Committee and to work with the Committee to provide the requested information in a manner that does not compromise the Company’s sensitive proprietary operating and other information.

The Committee has requested that the Company produce a portion of the specified information by August 26, 2010 and the remainder of the information by September 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

By: /s/ Ronald L. Shape
Ronald L. Shape, Ed. D.
Chief Executive Officer

Date: August 6, 2010